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                                                                   EXHIBIT 10.41
                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT
             BETWEEN FLAGSTAR CORPORATION AND JEROME J. RICHARDSON
     This Amended and Restated Employment Agreement ("Agreement") is entered into as of January 10, 1995 amending and restating the Employment Agreement entered into as of August 11, 1992 between Flagstar Corporation (formerly, TW Services, Inc.), a Delaware corporation (the "Company"), and Jerome J.
Richardson (the "Executive"), residing at 1116 Woodburn Road, Spartanburg, South Carolina.
                                  WITNESSETH:
     WHEREAS, the Executive is currently employed by the Company as its Chairman and Chief Executive Officer; and
     WHEREAS, the Company and the Executive desire to amend and restate the Employment Agreement dated as of August 11, 1992 and to provide for the Executive's continuing employment as Chairman of the Company following the appointment of a new Chief Executive Officer, on the terms, and subject to the conditions, as hereinafter set forth;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the parties agree as follows:
1. TERMINATION OF PRIOR EMPLOYMENT AGREEMENT
     The Employment Agreement dated as of July 26, 1989 will terminate and be of no further force or effect upon the closing (the "Closing") of the purchase by Kohlberg Kravis Roberts & Co. or one or more of its affiliates of common stock ("Common Stock") of Flagstar Companies, Inc. (formerly TW Holdings, Inc.) ("Holdings") and warrants to purchase shares of Common Stock pursuant to that certain Stock and Warrant Purchase Agreement (the "Purchase Agreement") dated concurrently herewith; the date on which the Closing occurs is hereinafter referred to as the "Closing Date"
2. EMPLOYMENT
     The Company agrees tp employ the Executive as its Chief Executive Officer until February 6, 1995, as its Chairman until the close of business on the fifth anniversary of the Closing Date unless the Board shall elect a successor
Chairman upon at least 30 days prior written notice, and, thereafter as its Chairman Emeritus until the close of business on the fifth anniversary of the Closing Date, unless his employment is earlier terminated pursuant to section 6. (The Executive's period of employment under this Agreement, whether ending on the fifth anniversary of the Closing Date or earlier pursuant to Section 6 is hereinafter referred to as the "Employment Term"). The Executive will serve the Company subject to the general supervision, advice and direction of the Company's Board of Directors (the "Board") and upon the terms and conditions set forth in this Agreement.
3. DUTIES
     During the Employment Term, while the Executive shall be the Chief
Executive Officer, Chairman and/or Chairman Emeritus of the Company, the Executive shall serve on the Board and shall have such authority and duties as are customary in such positions, and shall perform such other services and duties as the Board may from time to time designate consistent with such positions.
     Until the Executive is replaced as Chief Executive Officer, the Executive shall devote his full time and best efforts to the business affairs of the Company; thereafter the Executive shall devote such reasonable time and efforts to the business affairs of the Company as may be required by the Board; however, the Executive may devote reasonable time and attention to:
          (i) serving as a director or member of a committee of any not-for-profit organization or engaging in other charitable or community activities;
          (ii) serving as a director or member of a committee of the corporations or organizations that the Executive presently services and such corporations and organizations that the Executive upon approval of the Board may serve in the future;

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          (iii) managing his personal investments, including, but not limited to, Richardson Sports, TriArc Foods, and Isotechnology, Inc.; and
          (iv) serving as a director or officer of, or otherwise engaging in activities related to, the National Football League;
provided, that the Executive may not accept employment with any other individual or other entity, or engage in any other venture which is in conflict with the business of the Company.
4. COMPENSATION AND BENEFITS
     (a) BASE COMPENSATION. The Company shall pay the Executive an annual base salary (the "Base Salary") as compensation for his employment, in equal installments and at least twice in each calendar month. The Base Salary for the Employment Period shall be at the annual rate of $750,000. In addition, commencing on January 1, 1995 until February 6, 1995, he shall be paid an additional $25,342; provided that such additional amount shall not constitute Base Salary for other purposes of this Agreement.
     (b) BONUS. For calendar years after 1994, the Executive's bonus compensation during the Employment Period shall be determined by the Board in its reasonable discretion.
     (c) LOAN. Within 60 days after the Closing Date, provided that Nations Bank shall transfer to the Company or Holdings, in accordance with the provisions of Regulation G under Section 7(a) of the Securities and Exchange Act of 1934 relating to transfers of margin loans, all of the collateral which it shall then hold to secure its loan (the "NB Loan") made to the Executive in 1989 to finance the Executive's purchase of 675,475 shares (the "Shares") of Common stock and which collateral shall consist of at least the Shares and provided that the Executive shall consent to such transfer of collateral, the Company or Holdings, respectively, shall extend to the Executive a loan (the "Loan") in an amount equal to the lesser of the original principal of the NB Loan, approximately $13.5 Million, or the amount of the outstanding principal of the NB loan on the date the Executive repays the NB loan. The Executive shall use the proceeds of the Loan, and such other of his funds which may be required, to pay all of the current outstanding principal and interest due on the NB Loan. The Loan shall be evidenced by a recourse promissory note (the "Note") from the Executive to the Company or Holdings, as the case may be, which shall be secured by the Shares pursuant to a Pledge Agreement to be entered into by the Executive and the Company or Holdings. The terms of the Note shall be as follows:
          (i) All principal and interest on the Note shall be due and payable on the fifth anniversary of the Closing Date, provided, however, that in the event of a payment to the Executive pursuant to Section 7(a), the amount of such payment, less any applicable federal, state or local taxes payable by the Executive with respect thereto, shall be immediately offset to pay principal and interest on the Loan to the extent of such payment, with the balance of the Loan being payable on the fifth anniversary of the Closing Date; and provided, further, at the election of the Company or Holdings, as the case may be, in its sole and absolute discretion, all such principal and interest shall become due and payable on the termination of the Executive's employment with the Company in a Termination for Cause or by reason of a Voluntary Termination, as each is defined in Section 6(c).
          (ii) The interest rate shall be fixed at an annual rate equal to the applicable federal rate pursuant to Internal Revenue Code section 7872 for five-year term loans as in effect on the date the Note is executed.
     (d) STOCK OPTIONS. Effective as soon as practicable after the Closing, subject to the termination of the Executive's stock option dated as of December 6, 1989 (the "1989 Option") for 160,000 shares of Common Stock, the Company shall grant to the Executive a new option for 160,000 shares of Common Stock (the "Exchange Option") and a new option for 440,000 shares of Common Stock (the Additional Option) (the Exchange Option and the Additional Option are hereinafter collectively referred to as the "New Options"). The New Options shall be granted subject to the following terms and conditions: (i) the exercise price with respect to 100,000 shares under the Exchange Option shall be $15.00 per share, (ii) the exercise price with respect to 60,000 shares under the Exchange Option and all of the shares under the Additional Option shall be 17.50 per share, (iii) the New Options shall be exercisable at the rate of 20% per year beginning on the first anniversary of the Closing Date, conditioned on the Executive's continuing to be employed by the Company, provided, however that if the Company terminates the Executive's employment other than in a Termination for Cause, or if the Executive dies, the New Options shall be immediately and fully exercisable, (iv) the New Options shall be granted under and subject to Holdings' 1989 Non-Qualified Stock Option Plan (the "Option Plan"), (v) all shares of Common Stock acquired by the Executive upon any exercise of the New Options shall be subject to the Richardson Shareholder
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Agreement (the "Shareholder Agreement") entered into the Executive and the
Company, and (vi) the grant of the New Options shall be subject to approval by Holdings' shareholders.
     (e) VACATION. During each calendar year during the Employment Term, the Executive shall be entitled to no fewer than four weeks paid vacation, as determined by the Board, unless, based on his length of service with the Company and his position with the Company, the Executive is entitled to a greater number of weeks paid vacation under the Company's generally applicable vacation policy.
     (f) BENEFITS. During the Employment Term, the Executive shall be entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans and all group health, hospitalization and disability insurance plans and other employee welfare benefit plans in which other senior executives of the Company may participate on terms and conditions no less favorable than those (i) which apply to such other senior executives of the Company and (ii) which are substantially equivalent on an aggregate basis to those which are currently in effect, except in any case to the extent the Executive may otherwise agree in writing. The Executive will continue to be provided with office space and secretarial assistance at 311 East Main Street, Spartanburg, South Carolina after he ceases to be Chief Executive Officer.
     (g) INSURANCE POLICY. During the Employment Term the Company shall continue in effect the agreement dated January 2, 1975 between the Executive and Spartan Food System, Inc. covering Massachusetts Mutual Life Insurance Company policy number 5-215831 and the Company shall not terminate said agreement without the written consent of the Executive.
5. REIMBURSEMENT OF EXPENSES
     (a) EXPENSES INCURRED IN PERFORMANCE OF EMPLOYMENT. In addition to the compensation provided for under section 4 hereof, upon submission of proper vouchers, the Company will pay or reimburse the Executive for all normal and reasonable expenses, including travel expenses, incurred by the Executive during the Employment Term in connection with the Executive's responsibilities to the Company.
     (b) FEES AND EXPENSES IN RELATION HERETO. The Company agrees to reimburse the Executive for the reasonable professional fees and expenses incurred in relation to this Agreement, its subject matter, and the attendant agreement(s) relating to the Executive's Common Stock and stock options of Holdings.
6. TERMINATION
     (a) Notwithstanding Section 2 hereof, the Employment Term shall terminate upon the occurrence of any of the following events:
          (i) immediately upon the death of the Executive; provided, however, that in such event and in addition to any other death benefits, the Executive's surviving spouse shall be paid the Base Salary in monthly installments for a period of one (1) year commencing immediately upon the death of the Executive;
          (ii) upon the close of business on the 180th day following the date on which the Company gives the Executive written notice of the termination of his employment as a result of a Permanent Disability (as defined in subsection (c)); provided, however, that the Executive shall be paid one-half of the Base Salary and Bonus for a period of two years after the termination of the Executive's employment;
          (iii) upon the close of business on the effective date of a "Voluntary Termination" (as defined in subjection (c)) by the Executive of his employment with the Company;
          (iv) upon the close of business on the date on which the Company gives the Executive written notice of "Termination for Cause" (as defined in subsection (c)) of his employment.
     (b) In the event of the termination of the Employment Term pursuant to subsection (a), the Company shall pay the Executive (or, in the case of his death, his estate or other legal representative), not later than 90 days after such termination, in a lump sum (except for additional payments due under clauses (i) and (ii) of subjection (a)), all accrued but unpaid Base Salary and Bonus and other accrued benefits pursuant to section 4 through the date of his termination.
     (c) For purposes of this Agreement:
             (1) "Permanent Disability" shall mean the Executive's inability to perform the duties contemplated by this Agreement by reason of a physical or mental disability or infirmity which has continued for more than 180
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        consecutive days. The Executive agrees to submit such medical evidence regarding such disability or infirmity as is reasonably requested by the Company.
             (2) "Termination for Cause" shall mean any termination of the Executive's employment for "cause". For purposes of this Agreement, termination of the Executive's employment shall be deemed to have been for cause only if termination of his employment shall have been the result of (i) an act or acts by him, or any omission by him, constituting a felony, and the Executive has entered a guilty plea or confession to, or has been convicted of, such felony, or as a result of any proven act of fraud or dishonesty by the Executive which results or is intended to result in any material financial or economic harm to the Company, or (ii) breach of a material provision of this Agreement or of the Shareholder's Agreement by the Executive.
             (3) "Voluntary Termination, shall mean any voluntary termination by the Executive of his employment with the Company; the Executive shall give the Company at least 120 days' prior written notice of the effective date of any Voluntary Termination. For the purposes of this Agreement, the Executive shall not be deemed to have terminated his employment with the Company voluntarily if (i) the Executive terminates his employment with the Company as a result of a material breach by the Company of a material provision of this Agreement which the Company does not take measures to correct with 60 days after the Executive notifies the Board in writing of the action or omission which the Executive believes constitutes such a breach and (ii) the Executive gives 30 days' prior written to the Company of his intention to terminate his employment within 90 days after giving notice to the Board of the purported breach.
7. ACCELERATION OF BENEFITS; NO MITIGATION
     (a) In the event that the Executive's employment is terminated for any reason other than as set forth in section 6, then all remaining Base Salary, Bonus and other benefits for the remaining Employment Term of this Agreement shall be immediately due, owing and payable in a lump sum to the Executive without mitigation; for the purposes of this section only, the Executive's annual Base Salary and Bonus, in the aggregate, shall be deemed to be payable at a rate of $1,500,000 for each full year of the Employment Term. The Company shall also be obligated to provide health and welfare benefits to the Executive and his dependents for the remainder of the Employment Term, on terms no less favorable than those in effect for continuing senior executives of the Company, and shall provide the Executive with service credit under any retirement plan in which the Executive participates for the remainder of the Employment Term. In the event that the Executive's participation in any health, welfare or retirement plan is prohibited by law or the terms of the plan after his termination of employment, the Company shall provide the Executive with the cash equivalent of the benefits under such plan to which he would be entitled pursuit to the preceding sentence.
     (b) In the event that the Company terminates the Executive's employment within one year after the Closing Date for any reason other than as set forth in section 6, if any of the payments or other benefits (collectively, the "Payments") payable to the Executive hereunder are held to be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the Company shall pay to the Executive an additional amount such that the net amount retained by the executive, after deduction of any Excise Tax on the Payment and any federal, state or local income tax and Excise Tax upon the payment provided by this section, shall be equal to the Payments.
8. LOCATION OF COMPANY HEADQUARTERS
     The Company shall continue to maintain its corporate headquarters in Spartanburg, South Carolina and the principal place of the Executive's employment under this Agreement shall be within a 25 mile radius of Spartanburg, South Carolina and, unless the Executive agrees otherwise, any requirement that he be based outside of such area shall be a termination of this Agreement as described in section 7; provided, however, that travel required in connection with the Executive's duties shall not be deemed a breach of this provision.
9. PROTECTED INFORMATION; PROHIBITED SOLICITATION
     (a) The Executive hereby recognizes and acknowledges that during the course of his employment by the Company, the Company has disclosed and will furnish, disclose or make available to the Executive confidential or proprietary information related to the Company's business, including, without limitation, customer lists, ideas, processes, inventions and devices, that such confidential or proprietary information has been developed and will be developed through the Company's expenditure of substantial time and money, and that all such confidential information could be used by the Executive and others to compete with the Company. The Executive hereby agrees that all such confidential or proprietary
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information shall constitute trade secrets, and further agrees to use such confidential or proprietary information only for the purpose of carrying out his duties with the Company and not otherwise to disclose such information. No information otherwise in the public domain shall be considered confidential.
     (b) The Executive hereby agrees, in consideration of his employment hereunder and in view of the confidential position to be held by the Executive hereunder, that during the Employment Term and for the period ending on the date which is three years after the later of (1) the termination of the Employment Term and (2) the date on which the Company is no longer required to provide the payments and benefits described in section 4, the Executive shall not, without the written consent of the Company, knowingly solicit, entice or persuade any other employees of the Company or any affiliate of the Company to leave the services of the Company or such affiliate for any reason.
     (c) The Executive further agrees that, in the event of the Termination for Cause or the Voluntary Termination of his employment with the Company, he shall not (except as to the activities described in section 3) for a period of three years following such termination enter into any relationship whatsoever, either directly or indirectly, alone or in partnership, or as an officer, director, employee or stockholder (beneficially owning stock or options to acquire stock totaling more than five percent of the outstanding shares) of any corporation (other than the Company or Holdings), or otherwise acquire or agree to acquire a significant present or future equity or other proprietorship interest, whether as a stockholder, partner, proprietor or otherwise, with any enterprise, business or division thereof (other than the Company or Holdings), which is engaged in the restaurant or food services business in those states within the United States in which the Company, holdings and any of its subsidiaries is at the time of such termination of employment conducting its business and which has annual sales of at least $50,000,000.
     (d) So long as the Executive is employed by the Company and so long as the restrictions of this section apply, prior to accepting any engagement to act as an employee, officer, director, trustee, principal, agent or representative of any type of business or service (other than as an employee of the Company), the Executive shall (i) to the extent not described in Section 3, disclose such engagement in writing to the Company and (ii) disclose to the other entity with which he has agreed to act as an employee, officer, director, trustee, agent or representative, or to other principals together with whom he proposes to act as a principal in such business or service, the existence of the covenants set forth in this section and the provisions of section 10.
     (e) The restrictions in this section 9 shall survive the termination of this Agreement and shall be in addition to any restrictions imposed upon the Executive by statute or at common law.
     (f) The parties hereby acknowledge that the restrictions in this section 9 have been specifically negotiated and agreed to by the parties hereto and are limited to only those restrictions necessary to protect the Company from unfair competition. The parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this section 9 is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances. Each provision, paragraph and subparagraph of this section 9 is separable from every other provision, paragraph, and subparagraph and constitutes a separate and distinct covenant.
10. INJUNCTIVE RELIEF
     The Executive hereby expressly acknowledges that any breach or threatened breach by the Executive of any of the terms set forth in sections 3 and 9 of this agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish. Therefore, the Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction. The provisions of this section shall survive the Employment Term.
11. PARTIES BENEFITED; ASSIGNMENTS
     This Agreement shall be binding upon the Executive, his heirs and his personal representative or representatives, and upon the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Executive.
12. NOTICES
     Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, addressed to the Board and the Company at its then principal office, with a copy to TW Associates,
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L.P., c/o Kohlberg Kravis Roberts & Co., Nine West 57th Street, New York, New
York, Attention: Clifton S. Robbins, or to the Executive at the address set forth in the preamble, as the case may be, or to such other address or addresses as any party hereto or TW Associates, L.P. may from time to time specify in writing for the purpose in a notice given to the other parties in compliance with this section. Notices shall be deemed given when received.
13. GOVERNING LAW
     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to conflict of law principles.
14. INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES
     The Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and he will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy described in section 10 of this Agreement except that the Executive shall be entitled to reimbursement of his reasonable attorneys' fees and expenses if he is the prevailing party).
15. PUBLIC ANNOUNCEMENTS
     The Company and the Executive agree that neither shall make any public announcement concerning the terms of this Agreement or the relinquishment by the Executive of the Position of Chief Executive Officer of the Company without the consent of the other party, unless required to do so by law.
16. MISCELLANEOUS
     This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The compensation provided to the Executive pursuant to this Agreement shall be subject to any withholdings and deductions required by any applicable tax laws. Any amounts payable under this Agreement to the Executive after the death of the Executive shall be paid to the Executive's estate or legal representative. The headings in this Agreement are inserted for convenience or reference only and shall not be a part of or control or affect the meaning of any provision hereof.
     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.
                                         FLAGSTAR CORPORATION
                                         By /s/ PAUL E. RAETHER
                                           Title
                                             /s/ JEROME J. RICHARDSON
                                           Jerome J. Richardson
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